Loan Agreement

THIS AGREEMENT made this 14th day of June 2005,

BETWEEN:

QIAOZHEN CHEN, of #12 - 206 Hepan Garden, Yangzhou, Jiangsu, China, and

JIANSHENG HONG, of #12 - 206 Hepan Garden, Yangzhou, Jiangsu, China

(collectively, the "Lenders")

AND:

GENEMEN INC., a Nevada incorporated company, having its business office at #12 - 206 Hepan Garden, Yangzhou, Jiangsu, China

(the "Borrower")

NOW THEREFORE the parties hereto agree as follows:

1. Loan. The Lenders hereby jointly and severally agree to advance and loan up to US$50,000.00 to the Borrower (the "Loan"), from time to time, as required by the Borrower.

2. Contribution. Each of the Lenders shall individually contribute 50% of each advance of the Loan to the Company.

3. Demand Loan. The Loan is repayable on demand. However, the Borrower is entitled to prepay at any time the whole or any part of the principal amount of the Loan.

4. No Interest. The Loan will not bear interest.

5. Unsecured Loan. The loan will be an unsecured loan.

6. Independent Advice. The Lenders represent and warrant to the Borrower and acknowledge and agree that they have had the opportunity to obtain independent legal, accounting and tax advice prior to the execution and delivery of this Agreement and advancement of the Loan, and in the event that they did not avail themselves of that opportunity prior to signing this Agreement, they did so voluntarily without any undue pressure and agree that their failure to obtain independent legal, accounting and tax advice shall not be used by them as a defense to the enforcement of their obligations under this Agreement.

7. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Nevada.

8. Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the formation and prosecution of the matters dealt with in this Agreement.

9. Execution in Counterparts. This Agreement may be executed by the parties hereto in as many counterparts as may be necessary or by telecopied facsimile and each such agreement or telecopied facsimile so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.
/s/ "Qiaozhen Chen" QIAOZHEN CHEN	/s/ "Jiansheng Hong" JIANSHENG HONG
GENEMEN INC. per: /s/ "Qiaozhen Chen" Qiaozhen Chen, President